UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) March 2, 2005

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	N/A
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 24, 2005, CME Media Enterprises B.V., a wholly-owned subsidiary of CME Media Enterprises, Ltd. (the "Company"), entered into an Agreement on Settlement of Disputes and Transfer of Ownership Interest (the "Agreement") with Peter Krsak, by which we will acquire Mr. Krsak's entire minority ownership interest in CET 21 s.r.o. ("CET 21"). CET 21 holds the national terrestrial broadcast license for TV Nova in the Czech Republic. Following this transfer, the Company will own a direct interest of 16.67% in CET 21.

On December 13, 2004, the Company and CME Media Enterprises B.V. entered into an agreement with PPF (Cyprus) Ltd. ("PPF") to purchase an 85% interest in the group of companies operating TV Nova, including an indirect 52.075% interest in CET 21 (the "TV Nova Group").

The purchase price for the acquisition of the TV Nova Group from PPF will be reduced by the amount payable to Mr. Krsak under the Agreement. The Agreement with Mr. Krsak is subject to a number of conditions, including the consent of the Council of the Czech Republic for Radio and Television Broadcasting to the transfer of Mr. Krsak's interest to us and the withdrawal of all outstanding legal proceedings by Mr. Krsak relating to the TV Nova business. The Agreement may be terminated as a result of the failure of a party to satisfy its obligations under the Agreement or the inability to secure necessary consents to the transfer.

On the completion of the PPF transaction and the Agreement with Mr Krsak, the Company will have an attributable economic interest of at least 85% in the TV Nova business.

A more detailed description of the transaction with Mr. Krsak and the underlying litigation will be published in the Company's Form 10-K for the period ending December 31, 2004.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release, dated March 2, 2005 (furnished only).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: March 2, 2005	/s/ Wallace Macmillan
Wallace Macmillan

Vice President - Finance

(Principal Financial Officer and Duly Authorized Officer)